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                         RELOCATION AGREEMENT

B E T W E E N :

          STRATFORD ACQUISITION CORP. (a Minnesota Corporation)

                               (hereinafter called "Stratford")

                               - and -

          JAN SULKIEWICZ

                               (hereinafter called "Jan")


          (1) Stratford and Jan agree that Jan will be a director and Vice-President of Stratford commencing February, 1996;

          (2) Stratford will reimburse Jan for the cost of moving himself, his laboratory and files, in the amounts actually expended by Jan. These sums will include but not be limited to packing, transporting, unpacking and setting up in Stratford's Research Centre all of Jan's personal effects, equipment, testing machinery, files, records, printed materials, automobile, etc.;

          (3) Stratford will reimburse Jan for the carrying cost of Jan's home in Kelowna, B.C., by paying to Jan $4000.00 per month on the first day of each month commencing April 1, 1996, until Jan has closed the sale of the home. Payment may be made by cash or shares of Stratford.

          Dated at Burlington, Ontario, this 24th day of January,
1996.

                              STRATFORD ACQUISITION CORP.

                              per: /s/ Arthur L. Smith, President

                              /s/ JAN SULKIEWICZ